EXHIBIT 15


Winnebago Industries, Inc.
Forest City, Iowa

We have performed a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Winnebago Industries, Inc. and subsidiaries for the periods ended November 29, 2003 and November 30, 2002 as indicated in our report dated December 30, 2003; because we did not perform an audit, we express no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended November 29, 2003, is incorporated by reference in Registration Statements No. 2-40316, No. 2-82109, No. 33-21757, No. 33-59930, and No. 333-31595 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP
Minneapolis, Minnesota
December 30, 2003